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                           [News Release]                           Exhibit 99.1




                         AMERICAN MUTUAL HOLDING COMPANY
                         ANNOUNCES DEMUTUALIZATION STUDY


         DES MOINES, Iowa, February 15, 1999 - American Mutual Holding Company ("American Mutual"), a mutual insurance holding company and the controlling shareholder of AmerUs Life Holdings, Inc. (NYSE:AMH), today announced that its board of directors has authorized management to review the potential benefits of a demutualization of American Mutual. American Mutual is owned by its members who are also policyowners of AmerUs Life Insurance Company, a wholly-owned subsidiary of AmerUs Life Holdings, Inc.

         Roger K. Brooks, chairman, president and chief executive officer of American Mutual said, "We converted to a mutual insurance holding company three years ago because it provided the structural flexibility as well as the access to capital we needed to compete effectively. The mutual holding company served us well in the execution of our growth strategy. Since that time, however, many changes have occurred within our company and the financial services industry, and the board believes this is the right time to review our corporate structure to determine if a full demutualization would better serve the needs of the Company going forward."

         The Company expects to complete the study and make a final decision in the second quarter of 1999. Any demutualization plan would be subject to approval by the board of directors, regulators and American Mutual members.

         American Mutual Holding Company was formed in 1996 when AmerUs Life Insurance Company was reorganized into a stock insurance company. It was the first mutual insurance holding company established in the United States.

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